Exhibit 2.3

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is entered into as of July 3, 2003 by and among Apio, Inc., a Delaware corporation (“Apio”), Apio Fresh LLC, a California limited liability company (“Apio Fresh”) and each of the growers set forth on Exhibit A attached hereto (the “Growers”).  This Agreement and all rights and obligations of the parties hereunder shall be effective as of June 30, 2003 (the “Effective Date”).

The parties to this Agreement agree as follows:

1.                                       Terms not otherwise defined in this Agreement shall have the meaning ascribed to them in the Purchase Agreement between the parties hereto dated as of the date hereof (the “Purchase Agreement”).  In addition, as used herein the following terms shall have the following meanings:

“Black Dog” shall mean Black Dog Farms of California, 530 West 6th Street, Holtville, California 92250.

“Export Business” shall mean Apio’s export business operated through its wholly-owned subsidiary Cal-Ex Trading Company (“Cal-Ex”), other than with respect to the export of artichokes.

“Grower Contract” shall mean any contract, purchase order or other arrangement between any Grower or Apio Fresh on the one hand, and Apio on the other, entered into from time to time for the supply of Produce.

“Intelimer” shall mean Landec’s proprietary class of synthetic polymeric materials that respond to temperature changes.

“Packaging” shall mean Intelimer modified polymer bags used for the purpose of creating a modified atmosphere when closed.

“Produce” shall mean 5.5 inch broccoli, broccoli crowns, broccoli florets, whole broccoli, cauliflower, snap peas, grape tomatoes and green beans.

“Production Period” shall mean each consecutive 52 week period during the term of this Agreement, with the first period beginning as of the Effective Date, the second period beginning on the first anniversary of the Effective Date and so forth.

“Spot Purchases” shall mean purchases by Apio of raw product for the Value Added Business (for a period not to exceed in any instance 30 consecutive days) for the purpose of filling an unplanned or unscheduled shortage that results in a price higher than contract.

“Value Added Business” shall mean (1) Apio’s value added container, bagged, iceless caseliner (excluding iceless, field or cooler packed, whole broccoli and iceless green onions), bulk bin, meals, snacks and tray packed broccoli, cauliflower, snap pea, grape tomato and green bean produce, (2) all produce and value added produce sales to Wal-Mart and (3)

Apio’s proprietary and patented modified atmosphere packaging know-how and related proprietary technology.

“Wal-Mart” shall mean Wal-Mart Stores, Inc., and any of its subsidiaries, including but not limited to Sam’s Club.

2.                                       During the term of this Agreement, Apio Fresh and each Grower shall in good faith use their best efforts to satisfy all of their obligations to supply produce to Apio under each of their respective Grower Contracts (the produce that is the subject of any contracted amount shall be referred to herein as the “Products”) prior to selling any Products to any third party in the fresh commodity, domestic vegetable or any other market.

3.                                       Payment for sales of Products (other than payment for sales of Products by Black Dog to Apio) shall be at the prices set forth on Schedule 1 attached hereto.  All payments shall be paid on all purchases of Products in accordance with the terms of any Grower Contract.

4.                                       In the event that any Grower supplies to Apio during any Production Period, either (i) 100% of broccoli Products contracted for by such Grower during a Production Period, or (ii) in the event that Apio requires less than the amount of broccoli Products contracted for by any Grower, such Grower supplies (x) all of the broccoli Products that Apio requires for at least 46 weeks during a Production Period and (y) at least 90% of the broccoli Products contracted for by such Grower during the other 6 weeks of such Production Period, then Apio will pay any such Grower an additional $0.01 per pound of broccoli Product for all broccoli Products supplied to Apio during such Production Period.  Apio and Apio Fresh shall meet at least once per week during the term of this Agreement, or at such other times as they mutually agree, to determine each Growers production level.

5.                                       Apio agrees to offer any new grower contract that Apio desires to enter into for the supply of produce to the Value Added Business or the Export Business to Apio Fresh prior to offering any such contract to any other grower.  This right of first offer shall not extend to any existing contracts that Apio or Cal-Ex currently have for the supply of produce and such existing contracts shall remain in full force and effect.  Apio Fresh shall have fifteen (15) days to accept any proposed new contract on the terms offered by Apio or such right of first offer shall terminate and Apio or Cal-Ex shall have the right to enter into such contract on the same terms with any other party at their sole discretion.

6.                                       If either Apio Fresh or any Grower do not use their best efforts to supply the amount or quality of any Products to Apio under the terms of any of their respective Grower Contracts, then Apio’s obligations under (i) Section 5 to offer such Grower any new grower contract, and (ii) Section 4 to pay such Grower an additional $0.01 per pound of broccoli Product upon achievement of the milestones set forth therein, shall immediately terminate with respect to such Grower.

7.                                       Apio will use commercially reasonable efforts to offer to a designated representative of Apio Fresh for fulfillment by a Grower, in accordance with such Grower’s respective Grower Contract, any commodity purchase order Apio receives from Wal-Mart for the supply of broccoli, cauliflower, lettuce, leaf, artichokes or celery (“Wal-Mart Products”)

prior to offering it to any other party.  In the event that any Grower that accepts such offer fails to fulfill such purchase order within a commercially reasonably time frame, as determined by Apio in its sole discretion, such right of first offer shall terminate and Apio shall have the right to have such contract fulfilled by any other party, and any actual or consequential damages suffered by Apio as a result of such breach shall be reimbursed to Apio by Apio Fresh.  In the event that after any Grower accepts such offer, Wal-Mart changes any material term of such purchase order, Apio Fresh shall have the right to either (x) accept such change(s) and fulfill such purchase order as modified, or (y) reject the entire purchase order and neither Apio, Apio Fresh nor any Grower shall have any further obligation to each other with respect to such purchase order.  The FOB sale price of any Wal-Mart Products Apio Fresh supplies to Apio for fulfillment of any Wal-Mart commodity purchase order shall be remitted to Apio Fresh with a nominal sales charge by Apio to be determined by the parties at the time of the execution of such contract, but in no event to exceed $0.25 per carton.

8.                                       In the event that during the term of this Agreement Apio enters into a contract with any grower for the supply of a specific commodity and pack of produce for its Value Added Business or its Export Business at a price that is higher than the price Apio is then paying to any Grower in the same region for the supply of the same commodity and pack of produce, Apio will pay such higher price to such Grower beginning on the date of the execution of such contract with such other grower as more specifically provided below.  Notwithstanding the foregoing, Apio shall not be obligated to pay any Grower a higher price for the supply of produce as a result of Apio having paid a higher price for any Spot Purchases of produce Apio executes during any period of product shortages.  During each month during the term of this Agreement, Apio Fresh shall have the right, upon at least five (5) days prior written notice, to review the sales reports of Cal-Ex to assure compliance with the terms of this Section 8.  In addition, Apio Fresh shall have the right, once per year and at its own expense, to have a third party (the “Auditor”), who shall be mutually determined by Apio Fresh and Apio, to review the Value Added Business records to determine Apio’s compliance with its obligations under this Section 8.  If the Auditor determines that Apio has in any instance not complied with its obligations, (i) the Auditor shall disclose to Apio Fresh the pricing terms of such non-compliant transaction, but shall in no event disclose the identity of the counter-party to such transaction or any other terms of such transaction to Apio Fresh or any other party and (ii) Apio shall pay to Apio Fresh that amount equal to the difference between the amount Apio Fresh would have received had such higher price been in effect and the amount Apio Fresh actually received at such lower price for the period beginning on the date of execution of the contract for such non-compliant transaction until the date of the discovery of such non-compliant transaction and thereafter Apio will pay Apio Fresh for any applicable Products at such higher price.

9.                                       Apio shall be the sole and exclusive supplier of Packaging to Apio Fresh for its marketing and sales of iceless, field or cooler packed whole broccoli (the “Restricted Business”).  The initial price of Packaging shall be specified on Schedule 1, and may only be modified by the mutual written consent of Apio and Apio Fresh.  Apio shall not supply any other party whose primary sales occur in the United States, Mexico or Canada (“North America”) with Packaging for such third party’s use in the Restricted Business in North America.  Notwithstanding the foregoing, Apio shall have an unrestricted right to use Packaging in its own business, or the businesses of its Affiliates, for any purpose, including the sales of iceless whole broccoli that is not field or cooler packed and Apio shall not be restricted in any way from supplying or selling Packaging to any other party outside of the Restricted Business or North America.  In addition to all of the other terms and conditions set forth in the Trademark License Agreement with respect to Apio Fresh’s use of the Licensed Trademarks, neither Apio Fresh nor any Grower shall use or reproduce the “Eat Smart” trademark on any non-Intelimer packages used in the Restricted Business.

10.                                 The initial term of this Agreement shall be for a period of four (4) years beginning on the Effective Date, unless earlier terminated as provided herein (“Term”).  Apio Fresh may renew this Agreement, on the same terms and conditions, for additional one (1) year periods by providing written notice to Apio at least ninety (90) days prior to the expiration of the initial four year period.

11.                                 If either Apio Fresh or the Growers on the one hand, or Apio on the other materially defaults in the performance of any provision of this Agreement, and such default is not cured within thirty (30) days after the non-defaulting party gives written notice of such default (the “Cure Period”), then the non-defaulting party shall be entitled to terminate this Agreement immediately upon expiration of the Cure Period.  In addition, if the non-defaulting party is Apio, then immediately upon expiration of the Cure Period Apio shall also have the right to accelerate payment under the Carton Note, the DV Note and the Service Note in accordance with the terms of such notes.  In addition, if the non-defaulting party is Apio Fresh, then immediately upon expiration of the Cure Period Apio Fresh shall also have the right to terminate this Agreement, and upon such termination, the right to also terminate the Non-Competition Agreement and/or any Grower Contract to which it is a party.

12.                                 The parties to this Agreement will use all reasonable efforts to execute such other documents and to do such further acts as may be necessary to carry out the intents of this Agreement.

13.                                 Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any party without the prior written consent of Apio and Apio Fresh.  This Agreement shall be binding upon the parties and their respective successors and permitted assigns.  No other person shall have any right, benefit or obligation under this Agreement.

14.                                 This Agreement shall be governed by California law.

15.                                 This Agreement constitutes the entire agreement among the parties and supercedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

16.                                 This Agreement may be amended only by a written agreement signed by Apio and Apio Fresh; provided, however, that in the event that such amendment adversely affects any Grower in a manner differently than any other Grower, such amendment shall also require the written consent of such Grower.

17.                                 This Agreement may be signed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

18.                                 Nothing in this Agreement shall be construed to constitute the parties hereto as joint ventures, partners or as agents of the others and no party shall have the power to obligate or bind the other in any manner except as provided in this Agreement.

19.                                 Any controversy or claim arising out of or relating to this Agreement shall be resolved in the manner set forth in Section 14(n) of the Purchase Agreement.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief without breach of this provision.

[Signature Pages Follow]

The parties have executed this Supply Agreement as of the date first written above.

APIO, INC., a Delaware corporation

By:
Gary T. Steele
Chairman of the Board of Directors

APIO FRESH, LLC., a California limited liability company

By:

Name:

Title:

SIGNATURE PAGE TO SUPPLY AGREEMENT CONTINUED ON NEXT PAGE

The parties have executed this Supply Agreement as of the date first written above.

GROWERS:

Entity Name (if any)

By:

Name:

Title:
(if any)

EXHIBIT A

List of Growers

B & D Farms, Inc.

Baroda Farms, Inc.

Mahoney Brothers Farms, Inc.

San Miguel Farms

San Ysidro Farms, Inc.

Souza Produce, Inc.

Nicholas Tompkins